August 13, 2026

PERSONAL AND CONFIDENTIAL

Anthony Gibney

Re: Consulting Agreement

Dear Mr. Gibney:

This letter confirms the termination of your employment with Aura Biosciences, Inc. (the “Company”) effective on September 1, 2026 (the “Termination Date”). The Company is also offering you the opportunity to enter into a consulting relationship with the Company effective immediately following such termination of employment. The terms of the consulting engagement, should you accept this offer, are set forth below (the “Consulting Agreement”).

1.
Consulting Period; Services; Consideration. Provided you enter into, do not revoke and comply in all material respects with the Separation Agreement with the Company, which was provided to you on August 13, 2026 (the “Release Agreement”), the term of this Consulting Agreement and your services as a consultant for the Company shall commence immediately following the Termination Date and, unless terminated earlier pursuant to Section 5 below, shall continue in effect through May 31, 2027 (such date, the “Outside Date,” and, such period, the “Consulting Period”). During the Consulting Period, you shall provide to the Company the services reasonably requested by the Company and reasonably agreed to by you that relate to your responsibilities during your employment (the “Services”), with such Services approximating ten (10) hours per month on average during the Consulting Period, unless otherwise mutually agreed by you and the Company. As consideration for your agreement to this Consulting Agreement, subject in each case to (i) the terms of the Company’s 2021 Stock Option and Incentive Plan and the associated award agreements thereunder (collectively, the “Equity Documents”), unless otherwise specified herein, (ii) you executing, not revoking, and complying in all material respects with the terms of the Release Agreement, and (iii) you executing, not terminating the Consulting Agreement prior to the Outside Date, and complying in all material respects with the terms of this Consulting Agreement (including, without limitation, by remaining in good standing and satisfactorily performing the Services); provided, that the Company shall provide you with notice of any alleged failure to comply with the Release Agreement or the Consulting Agreement, and an opportunity of not less than seven (7) days to cure, if curable, you shall receive the following benefits, to which you agree you would not otherwise be entitled:
(A)
Consulting Period Continued Vesting: Notwithstanding anything to the contrary in the Equity Documents, your previously granted equity awards outstanding as of the Termination Date (collectively, the “Equity Grants”) shall continue to vest during the Consulting Period; provided that you comply with the restrictions on your sale of Vested Equity (as defined in the Release Agreement) as set forth in Section 3 of the Release Agreement; provided, further, that if the Company terminates your engagement under this Consulting Agreement for Cause (as defined below) or if you terminate your engagement under this Consulting Agreement for any reason (other than your death), your Equity Grants shall immediately cease vesting. For the avoidance of doubt, if the Company terminates this Consulting Agreement other than for Cause prior to the Outside Date, the Equity Grants shall continue to vest through the Outside Date, subject to the terms and conditions set forth in this Consulting Agreement.
(B)
Consultant hereby acknowledges and agrees that (i) to the extent any Equity Grants that are stock options are currently “incentive stock options”, such shares must be exercised within three months following the date Consultant ceased being an employee of the Company to qualify as “incentive stock options”, and (ii) after such three-month period, such shares shall automatically become non-qualified stock options. Consultant is encouraged to consult with a tax advisor regarding the tax treatment of Consultant’s stock options.
2.
Expenses. The Company shall reimburse you for reasonable and necessary out-of-pocket expenses incurred by you in the performance of the Services to the Company, provided such out-of-pocket expenses are approved in advance by the Company in writing and further supported by reasonable documentation.
3.
Ongoing Obligations. You are subject to continuing obligations under (i) Section 11 of your Amended and Restated Offer of Employment with the Company dated May 9, 2025 (the “Offer Letter”), (ii) your Amended and Restated Confidential Information, Non-Solicitation, Non-Competition, and Invention Assignment Agreement dated May 9, 2025 (the “Restrictive Covenants Agreement”), (iii) the Release Agreement, (iv) this Consulting Agreement, and (v) any other confidentiality and restrictive covenant obligations you have to the Company and any of its subsidiaries and/or affiliates (collectively, the “Ongoing Obligations”). The Ongoing Obligations shall remain in full force and effect and are incorporated by reference herein. Additionally, you shall continue to be subject to the terms of the Company’s Amended and Restated Insider Trading Policy and any other policies applicable to consultants, which the Company shall provide to you in writing (including as provided to you in the course of your employment with the Company).
4.
Independent Contractor. You agree that you are not, nor shall you be deemed to be at any time during the term of this Consulting Agreement, an employee of the Company. Your status and relationship with the Company shall be that of an independent contractor and consultant. You shall not state or imply, directly or indirectly, that you are empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between you and the Company. You acknowledge and agree that you are obligated to pay all taxes, unemployment, disability insurance and workers’ compensation payments applicable to you or the Services, and that you will not be eligible for any employee benefits, except as specified herein or in the Release Agreement, and expressly waive any entitlement to such benefits. You agree that the Services will be provided by you directly and not any other person or entity.

Except insofar as it would preclude you from providing the Services under this Consulting Agreement or violate in any material respect a term of the Ongoing Obligations, you are free to perform services for any other person.

5.
Cancellation of Services. The Company may, at any time, terminate the performance of all or any portion of the Services to be provided hereunder and either you or the Company may terminate this Consulting Agreement upon sixty (60) days prior written notice to the non-terminating party stating its intention to terminate. The Company, however, may immediately terminate the Services and this Agreement for Cause. For purposes of this Consulting Agreement, “Cause” shall mean, as determined by the Company in good faith: (a) willful failure or refusal to perform the Services or follow a lawful directive from the Chief Executive Officer of the Company, in each case, other than as a result of your physical or mental infirmity; (b) your material breach of any written agreement between you and the Company, including but not limited to the Ongoing Obligations; or (c) your gross negligence or willful misconduct that would reasonably be expected to result in material injury or reputational harm to the Company if you were to continue to be engaged by the Company; provided, that prior to any termination of the Consulting Agreement for Cause, the Company shall provide you with written notice of the events or circumstances constituting Cause, and an opportunity of not less than seven (7) days to cure. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, and not opposed to, the best interests of the Company.
6.
Warranties of Consultant. You represent to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by you to the Company in the performance of this Consulting Agreement, you have the full and unrestricted right to disclose the same; and (ii) you are free to undertake the services required by this Agreement, and there is, and shall be, no conflict of interest between your performance of this Consulting Agreement and any obligation you may have to other parties.
7.
Indemnification. You shall indemnify and hold the Company, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising out of or based upon any material breach by you of any obligation set forth in this Consulting Agreement, or your gross negligence or willful misconduct. You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company to pay withholding taxes or any other applicable taxes. The Company shall indemnify you for your actions and inactions in connection with your performance of the Services to the same extent as it indemnified you for your actions and inactions as Chief Financial and Business Officer.
8.
Entire Agreement; Jurisdiction; Governing Law; Interpretation. The Ongoing Obligations constitute the entire agreement between you and the Company with respect to the matters contained herein, and supersede all proposals and agreements, written or oral, and all other communications between you and the Company relating to the subject matter of this Consulting Agreement, including, without limitation the Offer Letter (other than with respect to the Ongoing Obligations) and the Company’s Executive Severance Plan (and your Participation Agreement thereunder). You and the Company hereby agree that the state and federal courts of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Consulting Agreement. This Consulting Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. This Consulting Agreement may not be modified or amended except in writing signed or executed by you and the Company. In case any provisions (or portions thereof) contained in this Consulting Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Consulting Agreement, and this Consulting Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
9.
Effective Date. To accept this Consulting Agreement, you must return a signed original or a signed PDF copy of this Consulting Agreement so that it is received by the Chief Executive Officer of the Company by 5:00 PM ET on August 20, 2026. This Consulting Agreement shall become effective on the day it becomes fully executed.

Please indicate your agreement to the terms of this Consulting Agreement by signing and returning to the Chief Executive Officer the original or a PDF copy of this Consulting Agreement within the time period set forth above.

Sincerely,

AURA BIOSCIENCES, INC.

By: /s/ Natalie Holles

Name: Natalie Holles

Its: Chief Executive Officer

I agree to the terms of this Consulting Agreement.

/s/ Anthony Gibney Dated: 8/17/2026

Anthony Gibney